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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2003

 GST USA, INC.
(Exact Name of Registrant as Specified in Charter)

Canada (State or Other Jurisdiction of Incorporation)	0000-911-522 (Commission File Number)	83-0310464 13-4001870 (IRS Employer Identification No.)
9300 NE Oakview Drive, Suite A Vancouver, Washington (Address of Principal Executive Offices)		98662 (Zip Code)

Registrant's telephone number, including area code: (360) 892-6660

Item 5.    Other Events and Regulation FD Disclosure

        As previously reported, on May 17, 2000, the Company and its subsidiaries filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code, Case No. 00-1982 (GMS) in the U. S. Bankruptcy Court for the District of Delaware located in Wilmington, Delaware (the "Court"). The Company also reports through its subsidiaries GST USA, Inc., GST Network Funding, Inc., and GST Equipment Funding, Inc. During the course of the proceeding, the Company has operated its business and managed its properties and assets as a debtor in possession. On December 3, 2001, the Company filed its First Amended Joint Plan of Liquidation of GST Telecom Inc., et al. (as subsequently amended and modified, the "Plan"). At a hearing before the Court on February 16, 2002, the Company announced that the Plan had been accepted by all classes eligible to vote on the Plan.

        On April 18, 2002, the Court entered an order confirming the Plan. On April 30, 2002, the Plan became effective and the Company is now in liquidation pursuant to the terms of the Plan.

        The Company currently has approximately $118,000,000 in cash that is to be distributed to creditors of the Company in accordance with the Plan.

        On or about January 15, 2003, the Company, will make its third distribution to unsecured creditors of approximately $47,200,000.00, pursuant to the Plan. This distribution is 6.40% of unsecured claims, making the total distribution to date to unsecured creditors $303,700,000 or 41.24% of their allowed claims. After this distribution the Company will have approximately $70,800,000 in cash, which will be held in various claims reserves and will be distributed quarterly depending on the resolution of claims during each quarter.

        The primary sources of the upcoming distribution are as follows:

        Magnacom Wireless LLC and related parties filed unsecured claims against the estate for $56,059,180. These claims were settled for $2,000,000 and paid in January. This settlement released a net amount of $22,610,000 from the claims reserve for inclusion in the upcoming distribution.

        As part of the 2001 sales agreement whereby certain assets of the Company were sold to Time Warner Telecom, Inc., certain revenues related to the completion of construction projects were placed in escrow, as received, to fund potential cost overruns. Based on construction costs to date $14,369,906 was released from escrow and became available for distribution.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GST TELECOMMUNICATIONS, INC.

Date: January 10, 2003	By:	/s/ ERICK STEINMAN Erick Steinman Chief Financial Officer

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  Item 5. Other Events and Regulation FD Disclosure
SIGNATURES